EXHIBIT 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON SELECTED FINANCIAL DATA

To the Board of Directors and the Shareholders of

The Goldman Sachs Group, Inc.:

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of The Goldman Sachs Group, Inc. and subsidiaries (the “Company”) at December 31, 2012 and December 31, 2011, and for the three years ended December 31, 2012, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012, and in our report dated February 28, 2013, we expressed unqualified opinions thereon. We have also previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s consolidated statements of financial condition at December 31, 2010, December 31, 2009 and November 28, 2008, and the related consolidated statements of earnings, changes in shareholders’ equity and cash flows for the years ended December 31, 2009 and November 28, 2008 (none of which are presented herein), and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the selected financial data for the fiscal years ended December 31, 2012, December 31, 2011, December 31, 2010, December 31, 2009 and November 28, 2008 and the income statement data and common share data for the one-month period ended December 26, 2008 appearing on page 230 in Part II, Item 8 of this Form 10-K, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York

February 28, 2013